Exhibit (h)(5)
Amendment to Third
Party Feeder Fund
Agreement
[Letterhead of Barclays Global Investors]
     This Amendment to the Third Party Feeder Fund Agreement, dated July 18, 2007, between Master Investment Portfolio, Homestead Funds, Inc., and RE Investment Corporation (the “Agreement”) is made as of July 1, 2008:
     WHEREAS, the parties agree to update Section 9.8 to the Agreement to reflect a change in address for notices,
     NOW THEREFORE, the parties hereby amend the Agreement as follows:
1.	Section 9.8 of the Agreement shall be deleted in its entirety and replaced with the following Section 9.8.

9.8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made when delivered in person or three days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed:

If to the Corporation:
Homestead Funds, Inc.
4301 Wilson Boulevard
Arlington, Virginia 22203
Attn: Danielle Sieverling
If to the Distributor:
RE Investment Corporation
4301 Wilson Boulevard
Arlington, Virginia 22203
Attn: Danielle Sieverling
If to MIP:
Mutual Fund Administration
Master Investment Portfolio
c/o Barclays Global Investors
400 Howard Street
San Francisco, California 94105

2.	This Amendment supplements the Agreement and all of the terms and conditions of the Agreement continue to remain in full force and effect, provided that to the extent there is a conflict between this Amendment and the Agreement, the terms of this Amendment shall control. Except as otherwise specified herein, all capitalized terms used in this Amendment shall have the meaning ascribed to them in the Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed as of the date first set forth above.

MASTER INVESTMENT PORTFOLIO, on behalf of itself and the S&P INDEX MASTER PORTFOLIO
By:	/s/ Jack Gee
	Name:	Jack Gee
	Title:	Assistant Treasurer

Accepted:
Homestead Funds, Inc.,
on behalf of itself and the Stock Index Fund

By:	/s/ Peter Morris Name: Peter Morris Title: President

RE Investment Corporation

By:	/s/ Stuart Teach Name: Stuart Teach Title: President
Dated July 18, 2007
As amended July 1, 2008

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